Consent of Author

Neil Froc, P. Eng.
42621 Canyon Road
Lindell Beach, BC Canada V2R 5B8

U.S. Securities and Exchange Commission

I, Neil Froc, P.Eng., certify that I have read the written disclosure being filed and I do not have any reason to believe that there are any misrepresentations in the information derived from the Technical Report or that the written disclosure in the Form 20F of Hard Creek Nickel Corporation contains any misrepresentation of the information contained in the "Technical Report and Mineral Resource Estimate, Turnagain Nickel Project" dated March 29, 2007.

I do hereby consent to the filing with the regulatory authorities.

I consent to being an expert in the 2010 Form 20F.

Dated this 20th day of June, 2011.

Neil Froc, P.Eng.